Exhibit 99

                                  NEWS RELEASE
[CALWATER LOGO]          CALIFORNIA WATER SERVICE GROUP

             1720 North First Street
             San Jose, CA 95112-4598                           January 28, 2004
                                                           For Immediate Release

Contact:     Richard Nye (408) 367-8216 (analysts)
             Shannon Dean (310) 257-1435 (media)


                          CAL WATER ANNOUNCES INCREASED
                     REVENUES AND EARNINGS FOR 4TH QTR 2003;
                       BOARD INCREASES DIVIDEND TO $.2825

--------------------------------------------------------------------------------

         SAN JOSE, CA - California Water Service Group (NYSE : CWT) today announced fourth quarter 2003 net income of $7.0 million, up 146% over fourth quarter 2002, and diluted earnings per share of $0.41, an increase of 116% over the same period last year.

         Revenue for the quarter increased $8.7 million or 14% to $69.6 million. Adding to revenue were $6.5 million in rate increases, $1.8 million in sales to new customers, and $0.4 million in increased sales to existing customers.

         Operating expenses were $62.1 million, an increase of $6.6 million or 12% over the same period last year. The largest component of the increase was income and other taxes, which rose $3.3 million. Expenses also increased in most other categories, including purchased water, payroll, benefits, water treatment, and depreciation.

         Fourth quarter results were bolstered by surplus property sales, as the company had pretax gains of $3.1 million compared to $1.0 million in the fourth quarter of 2002.

Full Year 2003 Results

         2003 net income was $19.4 million, compared to $19.1 million in 2002, and diluted earnings per share were $1.21, compared to $1.25 in 2002. Earnings per share decreased 3% because 1.750 million additional shares were issued in August 2003.

         Revenue for 2003 was $277.1 million, increasing $14.0 million or 5%, due to rate increases of $12.6 million and $6.0 million in revenues from sales to new customers. Partially offsetting these increases were decreased revenues of $4.6 million from sales to existing customers, primarily due to higher rainfall in the first half of 2003.

         Total operating expenses increased by $14.5 million, or 6%, for the year. The company incurred higher wholesaler rates and purchased more water; as a result, water costs increased by $3.1 million. Other operating increases were primarily in payroll and benefit costs ($5.5 million or 10%), water treatment ($1.2 million or 24%), maintenance ($1.1 million or 10%), and depreciation ($2.0 million or 9%).

         Interest expense increased due to additional long-term debt incurred during 2002 and in the first quarter of 2003. This was partially offset by reduced interest expense from refinancing a portion of our long-term debt and lower short-term debt levels due to pay downs made with funds obtained from the equity offering.

         Pretax gains from surplus property sales were $4.6 million, which was $1.6 million higher than pretax gains in 2002.

         The issuance of additional shares in August 2003 raised $43.8 million of capital, which strengthened the balance sheet. The percentage of equity to total capitalization increased from 44% to 47% as of December 31, 2002 and 2003 respectively.

         President and CEO Peter C. Nelson characterized 2003 as a year in which the company "turned a corner" and finally began to receive critical rate relief in late 2003 from the California Public Utilities Commission ("Commission").

         "For some time now, our financial performance has been significantly impacted by a lack of timely decisions from the Commission, but we are now seeing the results of fairer regulatory treatment. In 2003, we received approval for rate increases that will add an annual $26 million in revenues, as well as $9 million in surcharges collected over a 24-month period," Nelson said.

         According  to  Nelson,   because  rate   increases  are  not  collected
retroactively, it takes time to see their full effect.

         "Our fourth quarter results showed a big improvement, as most of the 2003 rate increases were in place for the entire quarter. With the rate increases and gains from sales of surplus properties, we had a very good quarter," he said.

         In January 2004, the Commission approved an additional rate increase of $4.2 million which became effective in January.

         Pending applications to the Commission include general rate case filings and recovery of "balancing-type memorandum accounts," which primarily reflect electricity rate increases incurred in 2002. The company cannot predict the amount or the timing of Commission decisions on pending filings.

Dividend Information

         At their meeting yesterday, Directors increased the quarterly dividend on common stock from $.28125 to $.2825, which marks the company's 37th consecutive year the dividend has been increased. It is payable on February 21, 2004, to stockholders of record on February 7, 2004. The regular dividend on Series C preferred stock was also declared.

Other Information

         On Thursday, January 29, 2004, at 1 p.m. Pacific Standard Time (4 p.m. Eastern Standard Time), the Company will conduct a teleconference call, at which time management will provide comments about fourth quarter and year-end 2003 operating results and other pertinent matters. Any stockholder or interested investor can listen to the teleconference or a replay. The dial-in number to access the teleconference is 1-800-982-3654, call ID #359329. Additional information about the call, including replay information, is available at the Company's web site, at www.calwater.com.

         California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc. and CWS Utility Services. Together these companies provide regulated and non-regulated water service to over 2 million people in 99 communities in California, Washington, New Mexico and Hawaii. Group's common stock trades on the New York Stock Exchange under the symbol "CWT".

         This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions' decisions; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers' prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.

         Additional    information   is   available   at   our   Web   site   at
www.calwater.com.

         Attachments (2).

                                       ###

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited

(In thousands, except per share data)                                                         December 31,              December 31,
                                                                                                  2003                     2002
                                                                                               -----------              -----------
ASSETS
Utility plant:
         Utility plant                                                                         $ 1,078,975              $ 1,001,310
         Less accumulated depreciation and amortization                                            319,477                  304,322
                                                                                               -----------              -----------
                 Net utility plant                                                                 759,498                  696,988
                                                                                               -----------              -----------

Current assets:
         Cash and cash equivalents                                                                   2,856                    1,063
         Receivables                                                                                23,559                   23,961
         Unbilled revenue                                                                            8,522                    7,969
         Materials and supplies                                                                      2,957                    2,760
         Taxes and other prepaid expenses                                                            5,609                    5,130
                                                                                               -----------              -----------
                 Total current assets                                                               43,503                   40,883
                                                                                               -----------              -----------

Other assets:
         Regulatory assets                                                                          53,326                   46,089
         Other assets                                                                               16,708                   14,518
                                                                                               -----------              -----------
                 Total other assets                                                                 70,034                   60,607
                                                                                               -----------              -----------
                                                                                               $   873,035              $   798,478
                                                                                               ===========              ===========

CAPITALIZATION AND LIABILITIES
Capitalization:
         Common stock, $.01 par value                                                          $       169              $       152
         Additional paid-in capital                                                                 93,748                   49,984
         Retained earnings                                                                         150,908                  149,215
         Accumulated other comprehensive loss                                                         (301)                    (134)
                                                                                               -----------              -----------
                 Total common stockholders' equity                                                 244,524                  199,217
         Preferred stock                                                                             3,475                    3,475
         Long-term debt, less current maturities                                                   272,226                  250,365
                                                                                               -----------              -----------
                 Total capitalization                                                              520,225                  453,057
                                                                                               -----------              -----------

Current liabilities:
         Current maturities of long-term debt                                                          904                    1,000
         Short-term borrowings                                                                       6,454                   36,379
         Accounts payable                                                                           23,776                   23,706
         Accrued expenses and other liabilities                                                     32,430                   28,352
                                                                                               -----------              -----------
                 Total current liabilities                                                          63,564                   89,437

Unamortized investment tax credits                                                                   2,925                    2,774
Deferred income taxes                                                                               38,005                   31,371
Regulatory and other liabilities                                                                    35,835                   28,804
Advances for construction                                                                          121,952                  115,459
Contributions in aid of construction                                                                90,529                   77,576
                                                                                               -----------              -----------
                                                                                               $   873,035              $   798,478
                                                                                               ===========              ===========


CALIFORNIA WATER SERVICE GROUP
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)
Unaudited

                                                                            Three Months Ended              Twelve Months Ended
                                                                                December 31,                     December 31,
                                                                           2003             2002             2003             2002
                                                                         --------         --------         --------         --------
Operating revenue                                                        $ 69,626         $ 60,917         $277,128         $263,151
                                                                         --------         --------         --------         --------
Operating expenses:
        Operations                                                         45,618           42,960          187,469          177,182
        Maintenance                                                         3,229            3,222           12,717           11,587
        Depreciation and amortization                                       5,828            5,193           23,256           21,238
        Income taxes                                                        4,550            1,670           12,898           12,568
        Property and other taxes                                            2,860            2,480           10,554            9,829
                                                                         --------         --------         --------         --------
              Total operating expenses                                     62,085           55,525          246,894          232,404
                                                                         --------         --------         --------         --------

              Net operating income                                          7,541            5,392           30,234           30,747
                                                                         --------         --------         --------         --------

Other income and expenses:
        Non-regulated income, net                                             305              770            2,097            2,187
        Gain on sale of non-utility property                                3,068            1,019            4,603            2,980
                                                                         --------         --------         --------         --------
                                                                            3,373            1,789            6,700            5,167
                                                                         --------         --------         --------         --------

Interest expense, net                                                       3,901            4,329           17,517           16,841
                                                                         --------         --------         --------         --------

Net income                                                               $  7,013         $  2,852         $ 19,417         $ 19,073
                                                                         ========         ========         ========         ========

Earnings per share
        Basic                                                            $   0.41         $   0.19         $   1.21         $   1.25
                                                                         ========         ========         ========         ========
        Diluted                                                          $   0.41         $   0.19         $   1.21         $   1.25
                                                                         ========         ========         ========         ========
Weighted average shares outstanding
        Basic                                                              16,932           15,182           15,882           15,182
                                                                         ========         ========         ========         ========
        Diluted                                                            16,944           15,185           15,892           15,185
                                                                         ========         ========         ========         ========
Dividends per share of common stock                                      $0.28125         $0.28000         $1.12500         $1.12000